Exhibit 3.1

SECOND ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CHINA RENEWABLE ENERGY HOLDINGS, INC.

a Florida corporation

Document Number P99000109107

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment to its Articles of Incorporation:

1.

The name of the Corporation is China Renewable Energy Holdings, Inc. (the “Corporation”).

2.

Article I of the Articles of Incorporation is amended to read in its entirety as follows:

ARTICLE I - NAME

The name of the Corporation is Green Global Investments, Inc.

3.

The foregoing amendment was adopted by the directors of the Corporation by written action without a meeting dated August 12, 2011.  The shareholders of the Corporation approved and adopted the foregoing amendment by written action without a meeting dated August 12, 2011.  The number of votes cast for the amendment by the shareholders was sufficient for approval.

4.

This Amendment shall be effective upon filing with the Florida Department of State.

Dated: September 26, 2011

/s/ Allen Huie
Allen Huie, President